Exhibit (h)(2)

FUND ACCOUNTING AGREEMENT

AGREEMENT made November 12, 2004, between BISYS FUND SERVICES OHIO, INC. (“BISYS”) and, individually and not jointly, each of Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc. and Excelsior Funds Trust, the first two of which are Maryland corporations and the latter of which is a Delaware statutory trust (each, the “Trust”).

WHEREAS, each Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Trust desires that BISYS perform fund accounting services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule A, or as hereafter may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, BISYS and Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the fund accounting services set forth herein for the Trust.

NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

1. Appointment of Accounting Agent.

(a) This Agreement constitutes a separate and distinguishable agreement between BISYS and each Trust. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each Trust hereunder are several, not joint. The representations, warranties, duties and obligations of BISYS to each Trust are separate and do not inure to another Trust. For purposes of this Agreement, references to Trust shall mean to each Trust on an individual basis. No Trust shall be responsible for the actions (or inactions) of another Trust.

(b) The Trust hereby appoints BISYS as the accounting agent for the Funds to provide the services set forth herein. BISYS hereby accepts such appointment and agrees to provide such services. BISYS agrees to adhere to the Service Standards set forth in Schedule B in performing the services hereunder. In the event the Trust establishes one or more Funds with respect to which it wishes to appoint BISYS as accounting agent hereunder, the Trust may do so by delivering an amended Schedule A to BISYS, at which time this Agreement shall be in full force and effect with respect to such a Fund. BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

2. Services as Fund Accountant.

(a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(i)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other information required by subsection (b)(1) and (b)(12) of the Rule;

(ii)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received and all other information required by subsection (b)(2)(i) and (b)(12) of the Rule;

(iii)	Separate ledger accounts required by subsection (b)(2)(ii), (iii) and (b)(12) of the Rule;

(iv)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

(v)	Maintain the books or records pertaining to (A) fair value prices and/or adjustment factors provided by Fair Value Information Vendors (described in sub-paragraph 2(b)(ii) below), and (B) market prices for securities that are valued using fair value information provided by Fair Value Information Vendors, for Funds that the Trust designates as being subject to BISYS’ Fair Value Support Services (as defined in sub-paragraph 2(c)(iii) below).

(b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

(i)	Calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

(ii)

In each calculation of NAV, apply securities pricing information as required or authorized under the terms of the Portfolio Securities Valuation Procedures of the Trust (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, and (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination, as set forth under the Valuation Procedures;

(iii)	Verify and reconcile with the Funds’ custodian all portfolio holdings and all daily trade activity;

(iv)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields (including 30-day SEC yield), and weighted average portfolio maturity;

(v)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(vi)	Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(vii)	Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(viii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

(ix)	Update fund accounting system to reflect rate changes, as received from market data providers, on variable interest rate instruments;

(x)	Post Fund transactions to appropriate categories, accounts, and sub accounts;

(xi)	Accrue expenses of each Fund according to instructions received from the Trust’s Administrator;

(xii)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xiii)	Provide accounting reports in connection with the Trust’s regular annual audit, any semi-annual audit, and other audits and examinations by regulatory agencies;

(xiv)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule; and

(xv)	Assist in monitoring for the occurrence of significant events that may require a fair value determination under the Trust’s Valuation Procedures.

(c) Special Reports and Services.

(i)	BISYS may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(ii)	BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(iii)	BISYS will coordinate the preparation of reports that are prepared or provided by Fair Value Information Services which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures (the support services provided by BISYS with respect to fair value determinations pursuant in this paragraph and sub-paragraphs 2(a)(v) and 2(b)(ii) being referred to herein as the “Fair Value Support Services”).

(d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund, without additional compensation:

(i)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

(A)	Unaudited Statement of Assets and Liabilities,

(B)	Unaudited Statement of Operations,

(C)	Unaudited Statement of Changes in Net Assets, and

(D)	Unaudited Condensed Financial Information.

(ii)	Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s semi-annual reports filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and filings made under Rule 24f-2;

(C)	the Trust’s annual, semi-annual and quarterly (if any) shareholder reports;

(D)	the Trust’s periodic reports to the SEC on Form N-CSR, N-Q or other applicable forms;

(E)	registration statements on Form N-1A and other filings relating to the registration of shares;

(F)	the Administrator’s monitoring of the Trust’s status as a regulated investment Company under Subchapter M of the Internal Revenue Code, as amended;

(G)	annual audit by the Trust’s auditors;

(H)	examinations performed by the SEC, or at the request of the Trust, the NASD, bank regulators, or state regulators; and

(I)	investigations by any body or agency described in (H).

3. Subcontracting.

BISYS may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific fund accounting services reasonably acceptable to the Trust (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

4. Compensation.

(a) The Trust shall pay to BISYS, as compensation for the services to be provided hereunder, the fee which is set forth in the combined fee schedule (the “Combined Fee Schedule”) set forth in Schedule B to the Fund Administration Agreement (the “Administration Agreement”) among the parties and U.S. Trust Company, National Association, and dated the date hereof. With respect to BISYS, the Combined Fee Schedule sets forth the aggregate fees to be paid by the Trust to BISYS for its services hereunder and under the Administration Agreement, and shall remain in effect hereunder in the event of the termination of the Administration Agreement. Out of pocket expenses and miscellaneous charges that are payable to BISYS under Section 5 below and Section 6 of the Administration Agreement are not included in such fees. In the event of a termination of the Administration Agreement, the Combined Fee Schedule, as it relates to BISYS, shall remain in effect with respect to this Agreement until it is terminated in accordance with the terms hereunder. If the Trust informs BISYS, prior to the completion of the Initial Term (as defined below) or any Rollover Period (as defined below), that it would elect to renew one agreement but not the other, the parties agree to negotiate in good faith a mutually acceptable fee schedule for such agreement, to become effective for the forthcoming Rollover Period. For purposes of determining fees, the value of each Fund’s net assets shall be computed in accordance with the terms of the Fund’s Prospectus.

(b) If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on the Combined Fee Schedule.

(c) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Reimbursement of Expenses and Miscellaneous Service Fees.

(a) BISYS will bear all expenses in connection with the performance of its duties and responsibilities hereunder, except as expressly provided herein. In addition to paying BISYS the fees provided in Section 4 and the Combined Fee Schedule, the Trust agrees to reimburse BISYS for the following out-of-pocket expenses reasonably incurred in providing services hereunder:

(i)	All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

(ii)	All electronic transmission expenses incurred by BISYS in utilizing, accessing or providing FundStation; Fundsmith; special securities databases such as those for foreign securities and qualified dividend income; and any similar electronic systems or databases used by BISYS to perform the services to be provided hereunder;

(iii)	The cost of microfilm or microfiche of records or other materials;

(iv)	All systems-related expenses incurred in providing special reports and services pursuant to Section 5(b); and

(v)	Any additional expenses incurred by BISYS in the performance of its duties and obligations under this Agreement upon the written direction of an officer of the Trust (other than an employee of BISYS) thereunto duly authorized (but not including any amounts related to pricing information, other than as provided in Section 5(c), below).

(b) In addition, BISYS shall be entitled to receive the following miscellaneous amounts:

(i)	Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust; and

(ii)	Ad hoc reporting fees billed at an agreed upon rate.

(c) In addition:

(i)	The Trust shall reimburse BISYS for the actual costs incurred by BISYS to Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds for which Fair Value Support Services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

(ii)	The Trust shall pay to BISYS a charge for the pricing information obtained with respect each of the securities held in the portfolio of each Fund, which charge shall not exceed the charge that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors; and

(iii)	The Trust shall pay the annual services fee for Fair Value Support Services as indicated on the Combined Fee Schedule, for each Fund that the Trust designates as being subject to the Fair Value Support Services to be provided by BISYS.

6. Standard of Care; Uncontrollable Events; Limitation of Liability.

BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS’ reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Term.

(a) The parties shall cooperate and coordinate to cause the conversion of the Funds to BISYS’ systems on or about December 13, 2004 (the “Effective Date”). Upon the Effective Date, the services, compensation and expense provisions of this Agreement shall become fully effective. This Agreement shall continue for a period of three (3) years from the Effective Date, until December 12, 2007 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated (i) by provision of a notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, or (ii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. During the Initial Term, subject to the payment of liquidated damages under Section 7(d), the Trust may terminate this Agreement upon sixty (60) prior written notice by acknowledging in such notice that the liquidation damages provisions in Section 7(d) are applicable to such termination.

(b) For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust’s failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

(c) Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect; provided, however, that in cases where the Trust is permitted to terminate this Agreement, if the Trust requests in advance that BISYS continue to provide some but not all of its services on a temporary or interim basis after the termination, the parties will negotiate in good faith to agree upon the specific services and the term and fee schedule for such services. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 4 and 5 hereof, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust’s property, records, instruments and documents.

(d) If, during the Initial Term of this Agreement, for any reason other than (i) non-renewal, (ii) mutual written agreement of the parties, or (iii) “cause” for termination of BISYS hereunder, BISYS’ services are terminated hereunder, BISYS is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Fund Accountant appointed as provided in Section 3 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12) months remain until the end of the Initial Term, the number of months remaining in the Initial Term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services consistent with this Agreement to the successor fund or funds, if any; provided, however, that the liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons; nor shall such liquidated damages provision be applicable to Funds that are established subsequent to the date of this Agreement through a reorganization or other transaction in which the assets of such Fund are initially acquired or otherwise transferred from an investment vehicle other than the one of Trusts.

The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

8. Indemnification.

The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from BISYS’ performance of services under this Agreement or based, if applicable, upon BISYS’ reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS by the Trust, the investment adviser, or other authorized agents of the Trust with which BISYS must interface in providing services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

BISYS shall indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

9. Record Retention and Confidentiality.

BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust. BISYS shall surrender such documents promptly to the Trust or to the Investment Adviser of the Trust on request, and made available for inspection by the Trust, the Investment Adviser of the Trust or by the Commission upon demand.

In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv) BISYS is requested to make a disclosure by the Trust or the Investment Adviser to the Trust. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable.

10. Activities of BISYS.

The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests.

11. Reports.

BISYS shall furnish to the Trust, the Investment Adviser to the Trust or to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

12. Rights of Ownership.

All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

13. Return of Records.

BISYS may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust or the Investment Adviser to the Trust and cease to retain BISYS’ files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust or to the Investment Adviser to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

14. Representations and Warranties.

(a) The Trust represents and warrants that: (1) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b) BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS’ records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and (3) it will maintain sufficient and experienced personnel and an adequate infrastructure to enable it to perform its obligations hereunder.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

15. Insurance.

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

16. Information Furnished by the Trust.

The Trust has furnished to BISYS the following, as amended and current as of the date of this Agreement:

(a)	Copies of the Declaration of Trust or Articles of Incorporation of the Trust and of any amendments thereto.

(b)	Copies of the following documents:

(i) The Trust’s Bylaws and any amendments thereto;

(ii) Resolutions of the Trustees covering (A) approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder, and (B) authorization of BISYS to act as fund accountant for the Trust.

(c)	A certified list of all officers of the Funds, and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters. Any delay in delivery of this list shall not relieve BISYS of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to BISYS.

(d)	Two copies of the Prospectuses and Statement of Additional Information of each Fund.

(e)	A copy of the Trust’s Valuation Procedures and any related policies or procedures applicable to the services hereunder. BISYS agrees to render its services hereunder in a manner consistent with the Valuation Procedures.

The Trust will provide BISYS with advance notice of any material amendments to its Valuation Procedures and related policies and procedures. BISYS will not have any responsibility for conforming its services to any such amendments that would have a material impact upon the services to be rendered by BISYS or the responsibilities of BISYS, until BISYS has reviewed and accepted responsibility for the relevant changes in services. BISYS will consider such changes in good faith, including but not limited to the designation of any additional Fair Value Information Vendor.

17. Information Furnished by BISYS.

BISYS has furnished to the Trust evidence of the following:

(a)	Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

(b)	Authorization of BISYS to act as fund accountant for the Trust.

18. Amendments to Documents.

The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees to notify BISYS of any amendments to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder.

19. Legal Advice; Reliance on Prospectus; Certain Instructions.

BISYS may request, from time to time, that the Trust discuss with BISYS the legal acceptability under the federal securities laws or relevant state laws of certain actions or activities which the Trust be engaged in and which BISYS may reasonably determine may involve BISYS’ responsibilities and duties pursuant to this Agreement. In responding to such inquiries, the Trust may provide BISYS with reasonable access to counsel to the Funds to discuss such matters.

As to the services to be provided hereunder, this Agreement sets forth the terms and conditions under which the services described herein are to be performed. To the extent of any inconsistency between this Agreement and any description, if any, of the services to be provided hereunder that may be contained the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, BISYS may rely on the description contained in that prospectus or Statement of additional information.

Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of the Trust. Unless BISYS is otherwise aware, BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

The Fair Valuation Committee of the Trust has approved, or shall approve, each independent pricing vendor and Fair Value Information Vendor to be used by BISYS in rendering fund accounting services, including Fair Value Support Services hereunder.

The Trust hereby instructs and authorizes BISYS to provide information pertaining to the Fund’s portfolio to Fair Value Information Vendors in connection with the fair value determinations made under the Trust’s Valuation Procedures and other legitimate purposes related to the Fair Value Support Services to be provided hereunder.

The Trust understands and acknowledges that while BISYS’ Fair Value Support Services hereunder are intended to assist the Trust and the Board in its obligations to price and monitor pricing of Fund portfolios, BISYS does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors. The Trust retains its overall responsibilities to (i) adopt policies and procedures to monitoring for circumstances that may necessitate the use of fair value prices, (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security, (iii) determine a methodology or methodologies by which the Trust determines the current fair value of the portfolio security, and (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments.

20. Compliance with Laws.

(a) Except for the obligations of BISYS set forth herein, BISYS is not responsible hereunder for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation under this Agreement to take cognizance of any laws relating to the sale of the Trust’s shares.

(b) To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, “Sarbanes-Oxley”), BISYS will internally establish and maintain controls and procedures (“internal controls”) that are reasonably designed to ensure that information prepared or maintained in connection with the fund accounting services provided by BISYS hereunder is properly recorded, processed, summarized, or reported by it and its affiliates on behalf of the Trust so it may be included in financial information certified by Trust officers (“Certifying Officers”) on Form N-CSR (“Reports”). In addition, such internal controls shall be designed to ensure that fund accounting information that is the responsibility of BISYS hereunder is properly (a) recorded, processed, summarized, and reported by it within the time periods specified in the Commission’s rules and forms and corresponding disclosure controls and procedures of the Funds (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs. If requested by Certifying Officers with respect to a fiscal period during which the BISYS has served as fund accounting agent, it will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to its services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by it, and as to its internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Trust Reports, BISYS may (a) limit its representations to information prepared, processed and reported by it; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Service Providers to the Trust, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust’s Investment Adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

21. Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to 225 High Ridge Road, Stamford, Connecticut, 06905, Attn: Agnes Mullady, a copy to Alexandra Poe, 114 West 47th Street, New York, NY 10036; with and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

22. Assignment.

This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

23. Governing Law and Matters Relating to any Trust that is a Delaware Statutory Trust.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

If the Trust is a Delaware trust, it is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

24. Privacy.

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

25. Miscellaneous.

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d) Except for the amendment of Schedule A in order to reflect additional Funds established by the Trust, no amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

*            *            *            *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

EXCELSIOR FUNDS TRUST
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

EXCELSIOR FUNDS, INC.
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

EXCELSIOR TAX-EXEMPT FUNDS, INC.
in its own capacity and on behalf of each of its Funds

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:	President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT

BETWEEN EACH OF EXCELSIOR FUNDS, INC. EXCELSIOR TAX-EXEMPT

FUNDS, INC. AND EXCELSIOR FUNDS TRUST

AND BISYS FUND SERVICES OHIO, INC.

FUNDS

Blended Equity Fund

Large Cap Growth Fund

Optimum Growth Fund

Small Cap Fund

Value and Restructuring Fund

Mid Cap Value Fund

Energy and Natural Resources Fund

Real Estate Fund

Equity Income Fund

International Fund

Income Fund

Pacific/Asia Fund

Emerging Markets Fund

Short-Term Government Securities Fund

High Yield Fund

Intermediate-Term Managed Income Fund

Managed Income Fund

Short-Term Tax-Exempt Securities Fund

Intermediate-Term Tax-Exempt Fund

Long-Term Tax-Exempt Fund

New York Intermediate-Term Tax-Exempt Fund

California Tax-Exempt Income Fund

Money Fund

Government Money Fund

Treasury Money Fund

Tax-Exempt Money Fund

New York Tax-Exempt Money Fund

Equity Core Fund

International Equity Fund

Total Return Bond Fund

Equity Fund

SCHEDULE B

TO THE FUND ACCOUNTING AGREEMENT

BETWEEN EACH OF EXCELSIOR FUNDS, INC. EXCELSIOR TAX-EXEMPT

FUNDS, INC. AND EXCELSIOR FUNDS TRUST

AND BISYS FUND SERVICES OHIO, INC.

SERVICE STANDARDS

Pursuant to Section 2 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth on this Schedule B. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

Each of the service standards will be monitored by BISYS. In the event BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures within the following month in order to be in compliance with the appropriate standard at the end of such month; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS’ failure to meet a service standard was due to circumstances beyond its control.

In the event BISYS fails to meet any “Tier 1” item or any six “Tier 2” items, as identified within the service standards set forth on this Schedule B (except for any failure due to circumstances beyond its control) in three consecutive months, the fee payable to BISYS hereunder shall be reduced by one and one-quarter percent (1.25%) or such lower amount as the parties shall agree upon for the third of those three months. If such failure occurs in four or more consecutive months, the fee payable to BISYS hereunder shall be reduced by two and one-half percent (2.5%) or such lower amount as the parties shall agree upon for the fourth of those months and each successive month until such failure is satisfactorily remedied. These provisions do not limit any right of termination that the Trust may have under the Agreement.

TIER 1

ITEM	STANDARD
NAV Calculation Accuracy	99% or better, according to ICI materiality guidelines.

TIER 2

ITEM	STANDARD
Daily Bulletin	95% or better delivered by 6:30 pm (EST).

Cash Availability	98% or better delivered by 9:30 am (EST).

Position Reconciliation	Weekly, for the prior week.

Monthly Performance Calculations	Completed and distributed within 5 business days following month-end.

Expense Budgeting and Analysis	Analyzed and adjusted expense accruals, as needed, on a monthly basis.

Payment of Invoices	All invoices paid accurately within 10 business days of receipt of invoice by BISYS.

Payment of Asset-Based Fees	Provide calculation by the 2nd business day of the following month, and issue payment authorizations by the 5th day of the following month.

Annual and Semi-Annual Reports	Completed and filed with the SEC by the 60th day following the report date (3/31 for Annual Report and 9/30 for Semi-Annual Report).

24f-2 Share Registration Date	Prepared financial data for inclusion in the Form 24f-2 filing within 90 days of fiscal year-end.

Form 1099-DIV and Form 1099-MIS Additional Year-End Tax Information	Prepared and mailed notices to shareholders and vendors within 45 days of calendar year-end.

N-SARs	Completed and filed with the SEC by the 60th day following the report date.

Excise Tax Distributions	Calculated and reported income and capital gain distributions each year prior to December 1.

These service standards are subject to all of the terms of this Agreement (including, without limitation, Standard of Care (Section 6).

NAV calculations are measured by total number of NAVs calculated monthly.

Days where less than 50% of the nightly information is received prior to 5:00pm EST, the entire day is not figured into any performance calculation.

The required Standard (performance level) associated with a Function will be measured by dividing the total number of times that Function was correctly performed during the month by the total number of times that Function occurred during the month.

EXAMPLE: With respect to, the calculation of NAVs, assuming 22 business days and 9 non-money market funds in existence in Month 1, there should be 198 NAV calculations in Month 1. If there are 2 NAV errors in Month 1, the Performance Level for the month is 98.9% (196/198).

For purposes of the foregoing, a failure to perform a particular function properly includes only those failures for which BISYS would not be excused and for which BISYS would be responsible under the Agreement (including, without limitation, under Section 5, Standard of Care).

An inaccurate calculation of the NAV (an error greater than 1 cent per share of the net asset value) is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If BISYS has reason to believe that an NAV is or may be incorrect, it may either “withhold” the NAV from NASDAQ or “withdraw” an NAV previously submitted, in consultation with an appropriate representative of the Funds. In such event, BISYS shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.